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CONFIDENTIAL

                SUPPLEMENT TO THE CONSENT SOLICITATION STATEMENT

                      POLYTAMA INTERNATIONAL FINANCE B.V.
                             P.T. POLYTAMA PROPINDO

                  SOLICITATION OF CONSENTS TO AMEND INDENTURE
                                  RELATING TO
                   11 1/4% GUARANTEED SECURED NOTES DUE 2007
                                   ISSUED BY
                      POLYTAMA INTERNATIONAL FINANCE B.V.
                 (US$200,000,000 PRINCIPAL AMOUNT OUTSTANDING)

     IRREVOCABLY AND UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL,
              PREMIUM, INTEREST AND ADDITIONAL AMOUNTS, IF ANY, BY
                             P.T. POLYTAMA PROPINDO

THE CONSENT SOLICITATION, AS SUPPLEMENTED AND AMENDED, WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 27, 1998, UNLESS EXTENDED (AS SO EXTENDED, THE "EXPIRATION DATE"). IF THE REQUISITE CONSENTS WITH RESPECT TO THE CONSENT SOLICITATION HAVE NOT BEEN RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE, THE ISSUER MAY EXTEND THE CONSENT SOLICITATION FOR A SPECIFIED PERIOD OR ON A DAILY BASIS UNTIL THE REQUISITE CONSENTS HAVE BEEN RECEIVED.

     This Supplement to the Consent Solicitation Statement (the "Supplement") supplements and amends, to the extent set forth below, the Consent Solicitation Statement dated July 13, 1998 (the "Consent Solicitation Statement") pursuant to which Polytama International Finance B.V. (the "Issuer") and P.T. Polytama Propindo (the "Guarantor") are presently soliciting the consents (the "Consents") of holders of record (the "Holders") as of July 9, 1998 (the "Record Date") of the Issuer's 11 1/4% Guaranteed Secured Notes due 2007 (the "Notes"), which Notes are irrevocably and unconditionally guaranteed as to payment of Principal, Premium, Interest and Additional Amounts, if any, by the Guarantor, to certain amendments (the "Proposed Amendments") to the indenture governing the Notes (the "Indenture") under which The Bank of New York is the Trustee (the "Trustee"). EXCEPT AS SET FORTH HEREIN, THE TERMS AND CONDITIONS OF THE CONSENT SOLICITATION REMAIN AS SET FORTH IN THE CONSENT SOLICITATION STATEMENT.

     Unless otherwise defined, capitalized terms used herein have the same meanings as provided in the Consent Solicitation Statement.

EXTENSION OF EXPIRATION DATE

     The Issuer hereby extends the Expiration Date to 5:00 p.m., New York City time, on August 27, 1998, unless the Issuer, in its sole discretion, extends such Expiration Date, in which event the term "Expiration Date" means the latest date and time to which the Expiration Date is so extended.

     As of 9:00 a.m., New York City time, on August 13, 1998, Consents have been received from Holders of $199,165,000 principal amount of the Notes, representing approximately 99.6% of the outstanding principal amount of the Notes.
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IMPLEMENTATION OF PROPOSED AMENDMENTS; AMENDMENT OF "REQUISITE CONSENTS"

     Under the terms of the Indenture and the Requisite Consent Condition stated in the Consent Solicitation Statement, Holders of Notes must deliver (and not revoke) valid consents in respect of 100% in aggregate principal amount of the Notes outstanding as of the Record Date in order to approve the Proposed Amendments. The failure of any Holder to deliver a consent will have the same effect as if such Holder had not consented to the Proposed Amendments.

     In this regard, the Issuer and the Guarantor have recognized the possibility that a small percentage of the Holders may not be located or otherwise respond affirmatively by the Expiration Date and that this could prevent the taking of the actions described in the Consent Solicitation Statement, in spite of the approval of such actions by Holders of an overwhelming percentage of the principal amount of Notes.

     With the foregoing in mind, the Issuer, the Guarantor and, subject to the satisfaction of the conditions set forth in the following paragraph, the Trustee, have agreed to execute the First Supplemental Indenture and to effect the payments contemplated by the Proposed Amendments, in the event that Consents have been obtained (and not revoked) by the Expiration Date from the Holders of not less than US$199,000,000 in aggregate principal amount of the Notes outstanding, which amount represents 99.5% of the outstanding principal amount of such Notes. In this regard, the definition of "Requisite Consents" as used in the Consent Solicitation is amended to mean the consent of Holders of not less than 99.5% of the aggregate principal amount of the Notes outstanding as of the Record Date. Although Requisite Consents in excess of the amount referred to above had been received as of 9:00 a.m., New York City time, on August 13, 1998, the Issuer and the Guarantor have determined that, in accordance with applicable United States federal securities laws, the consent solicitation period should remain open until the new Expiration Date in order for Holders to consider the amendment and other arrangements described in this Supplement. To facilitate such consideration, the right of revocation set forth in the Consent Solicitation Statement shall remain in effect until the earlier of 12:00 midnight, New York City time, on August 26, 1998 or the receipt of Consents of Holders of 100% of the aggregate principal amount of the Notes outstanding as of the Record Date.

     As a condition to the Trustee's execution of the First Supplemental Indenture under the circumstances set forth in the preceding paragraph, the Issuer, the Guarantor and the Trustee shall enter into an Indemnity Agreement pursuant to which (i) the Issuer and the Guarantor shall be obligated, jointly and severally, to reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including the reasonable compensation and expenses, disbursements and advances, if any, of the Trustee's agents, counsel, accountants and experts, in connection with or arising out of the Consent Solicitation and the execution of and performance of its duties under the First Supplemental Indenture; and (ii) the Issuer and the Guarantor shall indemnify the Trustee (jointly and severally) against any and all loss, liability or expense (including attorneys' fees) incurred by it in connection with any claims made by or liabilities to the Holders of Notes that failed to deliver consents by the Expiration Date. The Indemnity Agreement shall also provide that, in order to secure the Issuer's and the Guarantor's payment obligations thereunder, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes.

     In addition, in order to provide additional and more immediately available security for their indemnity obligations, the Issuer and the Guarantor, using the Guarantor's unrestricted cash, shall deposit with the Trustee, on or prior to the execution of the First Supplemental Indenture, cash or equivalent collateral acceptable to the Trustee in the amount of 150% of the principal amount of Notes for which a consent has not been received by the Expiration Date.

     Under the Indemnity Agreement, unless the Trustee elects to defend itself, the Issuer and the Guarantor shall be obligated to defend claims against the Trustee. In the defense of such claims, if any, the Issuer and the Guarantor may have the opportunity to purchase the Notes of some or all of the Holders that have failed to provide consents by the Expiration Date, which opportunity the Issuer and the Guarantor shall be free to pursue. In the event any such purchase is made, the Issuer and Guarantor shall retain any Notes so purchased and, as Holders, shall agree to abide by the terms of the Indenture as amended by the First Supplemental Indenture.
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     Any holder of Notes that has provided or provides a Consent shall be deemed to have consented to the terms of the Consent Solicitation Statement as amended by this Supplement and shall thereby waive any claims, if any, such Holder may have against the Issuer, the Guarantor or the Trustee arising out of the transactions contemplated hereunder.

     In connection with the foregoing, attention is drawn to text included in the Consent Form as a requirement of the Trustee pursuant to Section 9.06 of the Indenture which provides in pertinent part that, "In signing [an] amendment . . . the Trustee shall be entitled to receive indemnity reasonably satisfactory to it . . ." The pertinent text is as follows:

        "The giving of consent by a Holder shall constitute a direction and instruction by such Holder to the Trustee to enter into the Supplemental Indenture and to take the other actions contemplated by the Consent Solicitation Statement. . . .

        With respect to actions taken in accordance with and pursuant to this Consent, the Holder hereby agrees to, and shall, indemnify the Trustee and each director, officer and employee of the Trustee (the Trustee and each such other person being an "Indemnified Person") on demand for, and to indemnify and hold harmless each such Indemnified Person from and against, without limitation, any and all losses, liabilities, judgments, claims, causes of actions, costs and expenses (including fees and disbursements of legal counsel)(collectively referred to herein as "Losses") incurred or suffered by an Indemnified Person in any way, directly or indirectly, arising out of, related to, or connected with the compliance by the Trustee or any other Indemnified Person with this Consent or the taking of action in accordance with this Consent or with entering into the Supplemental Indenture.

        The Holder agrees that (i) the terms of this Consent and the Indemnity contained herein will be governed by and construed in accordance with the substantive laws (and not the choice of law rules) of the State of New York and (ii) all actions and proceedings relating to or arising from, directly or indirectly, this Consent and the Indemnity contained herein may be brought by an Indemnified Person in courts located within the State of New York.

        This indemnity shall survive the termination of the Indenture and any resignation of the Trustee."

     Notwithstanding this Supplement, the Issuer and the Guarantor fully intend to continue in their efforts to obtain the Consents of Holders of 100% of the aggregate principal amount of the Notes.

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                THE DATE OF THIS SUPPLEMENT IS AUGUST 13, 1998.

     NEITHER THE ISSUER NOR THE GUARANTOR HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THIS SUPPLEMENT OTHER THAN AS SET FORTH HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUER OR THE GUARANTOR. THE DELIVERY OF THIS SUPPLEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AFTER THE DATE HEREOF.

     The Issuer and Guarantor will not print and distribute new documents reflecting these changes. A Holder should use the originally distributed revised "yellow" Consent Form to the Proposed Amendments.

     Any questions or requests for assistance regarding this Supplement or the Consent Solicitation, and any request for additional copies of this Supplement, the Consent Solicitation Statement, and the revised Consent Form, may be directed to the Information Agent at its telephone numbers and location set forth below. For assistance in completing the forms, you may also contact the Information Agent at the telephone numbers and location set forth below.

                             The Information Agent:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                               111 Commerce Road
                          Carlstadt, New Jersey 07072
             Telephone: (201) 896-1900 or Toll Free (800) 346-7885
                           Facsimile: (201) 804-8693

                   Contact Persons: Paul Hebert or Chris Dowd

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